Exhibit 99.1

                      Rayovac Announces New Board Member

    ATLANTA, Ga., May 10 /PRNewswire-FirstCall/ -- Rayovac Corp. (NYSE: ROV) Chairman and CEO David A. Jones today announced the election of John D. Bowlin, former president and CEO of Miller Brewing Company, to the Rayovac Corp. Board of Directors.
    "With his extensive experience in leading global consumer products companies, John Bowlin is a great addition to our Board," said Dave Jones, Rayovac Chairman and CEO. "We are confident that John's impressive leadership skills and expertise will serve the Company well as Rayovac continues to expand and strengthen its global presence."
    Prior to his presidency and CEO position at Miller, Bowlin served in a variety of senior executive positions with Phillip Morris Companies, Inc., including: chief executive officer of Miller Brewing Company; president and chief executive officer of Kraft Foods International; president and chief operating officer of Kraft Foods, North America; and president of Oscar Mayer Food Corporation. He holds a BS degree from Georgetown University and an MBA from Columbia University.
    Rayovac's current board of directors comprises David A. Jones, chairman and chief executive officer, Kent J. Hussey, president and chief operating officer, Thomas R. Shepherd, John S. Lupo, Barbara S. Thomas, William P. Carmichael and Neil P. DeFeo.

    Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the world's leader in hearing aid batteries; the top selling rechargeable battery brand in North America and Europe; and the number one selling brand of men's and women's foil electric razors in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the ROV symbol.

    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac or Remington, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Rayovac's most recently filed Annual Report on Form 10-K.

SOURCE  Rayovac Corporation
    -0-                             05/10/2004
    /CONTACT: media, John Daggett, +1-608-275-4912, or investors, Nancy O'Donnell, +1-404-992-9001, both of Rayovac Corporation/
    /Web site:  http://www.rayovac.com /
    (ROV)

CO:  Rayovac Corporation
ST:  Georgia, Wisconsin
IN:  CHM REA HOU CPR
SU:  PER